Mail Stop 0407

Via U.S. Mail and Fax (310-573-7057)
Mr. Allen Sciarillo
Chief Financial Officer and Executive Vice President
Dial Thru International Corporation
17383 Sunset Boulevard
Suite 350
Los Angeles, CA 90272

								May 9, 2005

Re:	Dial Thru International Corporation
      Form 10-K for the fiscal year ended October 31, 2004
      Filed January 31, 2005
      File No. 0-22636

Dear Mr. Sciarillo:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549